846 Putnam Michigan Tax Exempt Income Fund
5/31/04 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year ended May 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $2,880.

72DD1 	Class A	5,356
		Class B	1,302

72DD2	Class M	66

73A1		Class A	.369867
		Class B	.310322

73A2		Class M	.342092

74U1		Class A	13,145
		Class B	3,634

74U2		Class M	158

74V1		Class A	8.86
		Class B	8.85

74V2		Class M	8.86